Exhibit 99.1

Benitec Biopharma Provides Operational Update and Releases its 2021 Fiscal Year-End Financial Results

HAYWARD, Calif., September 20, 2021 — Benitec Biopharma Inc. (NASDAQ: BNTC) (“Benitec” or “the Company”), a development-stage, gene therapy-focused, biotechnology company developing novel genetic medicines based on the proprietary DNA-directed RNA interference (“ddRNAi”) platform, today provided an operational update and announced the financial results for its fiscal year ended June 30, 2021. The Company has filed its annual report on Form 10-K for the year ended June 30, 2021, with the U.S. Securities and Exchange Commission.

Operational Updates

The key milestones related to the investigational agents under development by the Company and other corporate updates are outlined below:

BB-301(Oculopharyngeal Muscular Dystrophy Program)

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On September 8, 2021, Benitec announced three key updates related to the progress of the BB-301 development program, including: updated results for the BB-301 Pilot Dosing Study in large animals, updates on European and North American regulatory interactions for the BB-301 development program, and a comprehensive overview of the design of, and key primary and secondary endpoints for, the Phase 1b/2a clinical trial which is planned for initiation in 2022. All of the updates were positive and demonstrated the significant progress that has been achieved for the BB-301 development program; below is a summary of each update:

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BB-301 Large Animal Pilot Dosing Study: On September 8th the Company disclosed updated analyses that continue to demonstrate robust, dose-dependent target tissue transduction for BB-301, dose-dependent gene expression for the three distinct components of the therapeutic transgene, and biologically significant knock-down of the target PABPN1 protein. These updated data provide continued support for the planned advancement of BB-301 into the Phase 1b/2a clinical study in 2022.

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European Regulatory Interaction: Following the disclosure in February 2021 of the positive interim data from the BB-301 Pilot Dosing Study in large animals, Benitec completed a Scientific Advice Meeting with The National Agency for the Safety of Medicines and Health Products in France (L’Agence nationale de sécurité du médicament et des produits de santé or “ANSM”) in the first half of 2021. At the conclusion of the meeting:

•	The BB-301 Pilot Dosing Study is an appropriate dose range finding study.

•	The design of the ongoing GLP Biodistribution and Toxicology study is appropriate to support Phase 1b/2a testing of BB-301.

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The manufacturing plan for clinical grade BB-301 drug product can be conducted under GMP conditions with a production process analogous to that that employed in prior large-scale production runs for BB-301.

•	The design of the Phase 1b/2a clinical trial can support the evaluation of BB-301 safety and clinical efficacy in key populations of OPMD patients.

•	North American Regulatory Interaction: Benitec has been granted a Type C Meeting with the U.S. Food and Drug Administration (“FDA”) in the fourth quarter of 2021.

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BB-301 Phase 1b/2a Clinical Study Design: On September 8th the Company provided a comprehensive overview of the key design elements of the upcoming BB-301 Phase 1b/2a clinical trial. The Phase 1b/2a study is planned for 2022. In addition to the determination of the safety and tolerability profiles of BB-301, the secondary endpoints of the trial will facilitate the accurate and reproducible characterization of the key physiological processes underlying the successful completion of the pharyngeal phase of swallowing. The core analytical tools and methods that will be employed during the clinical study will focus on functional measures of swallowing efficiency for OPMD patients during the pharyngeal phase of swallowing.

Corporate Updates

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On April 30, 2021, the Company announced the closing of an underwritten public offering of common stock and common stock equivalents. The Company received gross proceeds of approximately $14.3 million and net proceeds of approximately $12.7 million from the offering.

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On October 6, 2020, the Company announced the closing of an underwritten public offering of common stock and common stock equivalents. The Company received gross proceeds of approximately $11.5 million and net proceeds of approximately $9.9 million from the offering.

Jerel A. Banks, M.D., Ph.D., Executive Chairman and Chief Executive Officer of Benitec Biopharma commented, “Our team has made significant progress towards the goal of advancing BB-301 into clinical studies, and we remain focused on improving the lives of patients suffering from Oculopharyngeal Muscular Dystrophy. In the near future, we will begin to apply the ddRNAi platform to the treatment of other fatal genetic disorders with significant unmet medical need.”

Financial Highlights

Total Revenues for the year ended June 30, 2021 were $59,000 compared to $102,000 for the year ended June 30, 2020. Benitec recognized $59,000 in customer revenues for the year ended June 30, 2021 compared to $97,000 for the comparable year ended June 30, 2020. The decrease in revenues from customers is due to the decrease in licensing and royalty revenues in the current year. During the year ended June 30, 2021, the Company recognized no revenue from government research and development grants, as compared $5 million for the comparable year ended June 30, 2020. The decrease in grant revenue is a result of Benitec no longer claiming the grant from the Australian government due to the Re-domiciliation of the Company to the United States of America.

Total expenses were $13.7 million for the year ended June 30, 2021 compared to $8.4 million for the comparable period in 2020. Royalty and license fees, research and development costs, and general and administrative costs comprise the primary corporate expenses. For the year ended June 30, 2021, Benitec incurred $123,000 in royalties and license fees compared to a gain of $185,000 for the comparable year ended June 30, 2020. The change is primarily due to a reversal of an accrual which created the negative balance for the year ended June 30, 2020. Benitec incurred $7 million of research and development expenses compared to $3 million for the comparable year ended June 30, 2020. The increase in research and development expenses are related to the pre-clinical studies associated with BB-301 as well as an increase in research and development costs related to stock-based compensation expenses. General and administrative expenses were $6.5 million and $5.5 million for the years ended June 30, 2021 and 2020, respectively. The increase for the year was due to the increase in insurance, consultants, legal and accounting fees.

The loss from operations for fiscal 2021 was $13.9 million compared to a loss of $8.3 million for fiscal 2020. Net loss attributable to shareholders for the fiscal year ended 2021 was $13.9 million, or $3.23 per basic and diluted share, compared to a net loss of $8.3 million, or $8.10 per basic and diluted share in earnings for the fiscal year ended 2020. At the end of fiscal year 2021 the Company had $19.8 million in cash and cash equivalents.

BENITEC BIOPHARMA INC.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Year Ended June 30,
	2021	2020
Revenue:
Revenues from customers	$59	$97
Government research and development grants	—	5

Total revenues	59	102
Operating expenses
Royalties and license fees	123	(185)
Research and development	7,020	3,001
General and administrative	6,512	5,567

Total operating expenses	13,655	8,383

Loss from operations	(13,596)	(8,281)
Other income (loss):
Foreign currency transaction loss	(333)	(88)
Interest income (expense), net	(6)	62
Other income, net	37	34
Unrealized gain (loss) on investment	16	(1)

Total other income (loss), net	(286)	7

Net loss	$(13,882)	$(8,274)

Other comprehensive income (loss):
Unrealized foreign currency translation gain (loss)	498	(89)

Total other comprehensive income (loss)	498	(89)

Total comprehensive loss	$(13,384)	$(8,363)

Net loss	$(13,882)	$(8,274)

Net loss per share:
Basic and diluted	$(3.23)	$(8.10)

Weighted-average shares outstanding:
Basic and diluted	4,295,416	1,021,193

BENITEC BIOPHARMA INC.

Consolidated Balance Sheets

(in thousands, except par value and share amounts)

	June 30, 2021	June 30, 2020
Assets
Current assets:
Cash and cash equivalents	$19,769	$9,801
Trade and other receivables	25	59
Prepaid and other assets	814	949

Total current assets	20,608	10,809
Property and equipment, net	375	374
Deposits	9	9
Other assets	185	—
Right-of-use assets	202	395

Total assets	$21,379	$11,587

Liabilities and Stockholders’ Equity
Current liabilities:
Trade and other payables	$880	$741
Accrued employee benefits	276	203
Lease liabilities, current portion	213	192

Total current liabilities	1,369	1,136
Lease liabilities, less current portion	—	213

Total liabilities	1,369	1,349
Commitments and contingencies (Note 12)
Stockholders’ equity:
Common stock, $0.0001 par value—10,000,000 shares authorized; 8,171,690 and 1,108,374 shares issued and outstanding at June 30, 2021 and 2020, respectively	1	0
Additional paid-in capital	151,583	128,827
Accumulated deficit	(130,119)	(116,636)
Accumulated other comprehensive loss	(1,455)	(1,953)

Total stockholders’ equity	20,010	10,238

Total liabilities and stockholders’ equity	$21,379	$11,587

About Benitec Biopharma Inc.

Benitec Biopharma Inc. (“Benitec” or the “Company”) is a development-stage biotechnology company focused on the advancement of novel genetic medicines with headquarters in Hayward, California. The proprietary platform, called DNA-directed RNA interference, or ddRNAi, combines RNA interference, or RNAi, with gene therapy to create medicines that facilitate sustained silencing of disease-causing genes following a single administration. The Company is developing ddRNAi-based therapeutics for chronic and life-threatening human conditions including Oculopharyngeal Muscular Dystrophy (OPMD), and Chronic Hepatitis B. A comprehensive overview of the Company can be found on Benitec’s website at www.benitec.com.

Forward Looking Statements

Except for the historical information set forth herein, the matters set forth in this press release include forward-looking statements, including statements regarding Benitec’s plans to develop and commercialize its product candidates, the timing of the initiation and completion of preclinical and clinical trials, the timing of patient enrolment and dosing in clinical trials, the timing of expected regulatory filings, the clinical utility and potential attributes and benefits of ddRNAi and Benitec’s product candidates, potential future out-licenses and collaborations, the intellectual property position and the ability to procure additional sources of financing, and other forward-looking statements.

These forward-looking statements are based on the Company’s current expectations and subject to risks and uncertainties that may cause actual results to differ materially, including unanticipated developments in and risks related to: unanticipated delays; further research and development and the results of clinical trials possibly being unsuccessful or insufficient to meet applicable regulatory standards or warrant continued development; the ability to enroll sufficient numbers of subjects in clinical trials; determinations made by the FDA and other governmental authorities; the Company’s ability to protect and enforce its patents and other intellectual property rights; the Company’s dependence on its relationships with its collaboration partners and other third parties; the efficacy or safety of the Company’s products and the products of the Company’s collaboration partners; the acceptance of the Company’s products and the products of the Company’s collaboration partners in the marketplace; market competition; sales, marketing, manufacturing and distribution requirements; greater than expected expenses; expenses relating to litigation or strategic activities; the Company’s ability to satisfy its capital needs through increasing its revenue and obtaining additional financing; the impact of the current COVID-19 pandemic, the disease caused by the SARS-CoV-2 virus, which may adversely impact the Company’s business and preclinical and future clinical trials; the impact of local, regional, and national and international economic conditions and events; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update these forward-looking statements.

Media & Investor Relations Contact:

Jay A. Morakis

CEO of M Group Strategic Communications (for Benitec Biopharma, Inc.)

Phone: 646-859-5951

Email: jmorakis@mgroupsc.com